DENMARK STATE BANK

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by and between Denmark State Bank (hereinafter referred to as "Employer") and Dennis J. Heim (hereinafter referred to as "Executive").

WHEREAS, Executive has extensive knowledge of, and experience in, the banking industry and has served in managerial positions of various institutions; and

WHEREAS, Executive and Employer have agreed that it is in their mutual best interest to enter into this Agreement pursuant to the terms and conditions described herein.

NOW, THEREFORE, for good and valuable consideration which is hereby acknowledged by Executive and Employer, including, without limitation, the promises and covenants described herein, the parties hereby agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Term of Employment.

Employer shall employ Executive as its Sr. Vice President and Chief Financial Officer for a period commencing on May 9, 2012, (the "Effective Date") and expiring on May 8, 2014. Thereafter, and as discussed at Section 2.1 below, the term of Executive's employment may be renewed for one or more successive two year term(s). (The original contract term and any renewal term(s) are sometimes referred to hereafter as "the Term" or "the Terms.") Any renewal of the Term(s) of this Agreement must be memorialized by the written acknowledgement of both parties, properly executed by Executive and Employer. Executivess employment under this Agreement may otherwise be terminated only as contemplated by Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 2.7 of this Agreement.

1.2 Duties of Executive.

Executive is hereby employed full-time to hold the office of Vice President and Chief Financial Officer and to perform such executive duties as are contained in the attached job description and as are normally performed by persons serving in similar capacities at similar institutions together with such other duties and responsibilities as may be appropriate to Executive's position and as may be from time to time determined by Employer's Board of Directors. Employer agrees that it will not materially alter Executive's current job title, status and responsibilities without Executive's consent.

Executive hereby accepts such employment and undertakes to use his best efforts to discharge his duties and responsibilities. During the period following the Effective Date, Executive shall use his best efforts to establish and maintain a primary residence in the Bellevue/Green Bay, Wisconsin area. During the remaining term of this Agreement, he shall use his best efforts to become involved in the Bank's market area as a representative of the Employer. Unless Executive's employment is earlier terminated pursuant to the terms of this Agreement, during the term of this Agreement, Executive shall devote substantially his full business time to the discharge of his duties and responsibilities under this Agreement, except for vacations in accordance with this Agreement and with Employer's vacation policy applicable to executive personnel. This provision shall not prevent Executive from devoting a reasonable amount of time during normal business hours to serving as a director, trustee or member of any charitable, community, trade or financial industry board, committee or organization.

1.3 Base and Incentive Compensation.

During the Term of this Agreement, Executive shall be entitled to an annual base salary equal to not less than $1635,072 per year. Executive's annual base salary will be reviewed annually by the Chief Executive Officer on the basis of his performance to such date and the progress of Employer and shall be increased as of such date if so approved by the Board in its absolute discretion.

Executive shall also be eligible to receive annual incentive compensation which compensation shall be calculated in accordance with the provisions of Employer's annual incentive compensation plan, as in effect from time to time. Executive shall also be eligible to participate in a long term incentive compensation plan in accordance with the provisions of Employer's long term incentive plan, as in effect from time to time. Such plan will provide for deferred compensation, subject to the plan's vesting requirements.

Executive's base salary shall be payable periodically according to the normal practice of Employer and his annual and long term incentive compensation shall be payable as earned in accordance with the provisions of Employer's incentive compensation plans.

1.4 Expense Reimbursement.

Executive shall be entitled to reimbursement of business expenses reasonably incurred in connection with his employment to the extent then permitted by Employer's general practices and policies for reimbursement of such expenses.

1.5 Benefits.

Subject to controlling plan provisions and Employer policies and as determined and/or modified from time to time by the Board of Directors in its sole discretion, Executive shall be eligible to participate in the following benefits:

(a) In accordance with Employer's policies, in effect from time to time, Executive shall have access to mortgage and consumer financing from Employer with terms consistent with the normal practice of Employer. In accordance with Employer's policies, in effect from time to time, Executive shall also be provided with such educational assistance as is reasonably related to the performance of his duties hereunder.

(b) Executive shall be entitled to twenty-two business days of vacation each calendar year, plus sick leave and other time off in accordance with Employer's established Personnel Policy as in effect from time to time.

(c) Employer shall maintain term life insurance coverage for Executive in such amount as is provided in accordance with Employer's established policy in effect from time to time. Such life insurance shall be maintained for the benefit of the Executive, who shall be entitled to designate all beneficiaries of such life insurance.

(d) Employer shall establish and make available to the Executive medical insurance on such terms and in such amounts as are generally offered to, or provided for, any other executives of Employer.

(e) Executive shall be entitled to participate in all of Employer's retirement or pension plans, 401 (K) Plan or other similar plans as in effect from time to time in accordance with, and to the extent qualified under, the provisions of such plans.

(f) Executive shall be entitled to participate in any short-term and long-term disability plans which cover other executives of the Employer.

(g) Executive shall be entitled to reimbursement of reasonable automobile and associated expenses in accordance with Employer policy.

(h) In addition to the foregoing benefits, Executive shall also be entitled to participate, as determined by Employer's Board of Directors, in such other employee benefit plans or programs as are offered to, or provided for, other executives of Employer from time to time.

All rights and benefits provided in this section 1.5 are subject to the discretion of the Board, and the rights and benefits set out in this section 1.5 may be reduced, increased or terminated by the Board within its sole discretion. However, Employer agrees and acknowledges that it will not modify the benefits set forth in this section 1.5 unless Executive consents to such modifications or unless such modifications apply generally to Employer's other executive employees.

1.6 Officers' Insurance.

During the Term or Terms of this Agreement, Employer shall use its best efforts to provide Executive with insurance coverage against business liability to the extent that such coverage is reasonably available for officers of financial institutions of comparable size.

1.7 Indemnity by Employer.

For valuable consideration, and as a material inducement to Executive to enter into this Agreement, Employer shall take whatever actions are reasonably necessary to provide indemnification of Executive by Employer for business liability arising out of Executive's lawful activities on behalf of Employer, including without limitation, liability as an officer to all interested parties, to the fullest extent it can be made available under applicable law.

ARTICLE II

END OF EMPLOYMENT

2.1 Expiration of Contract Term.

At the end of the then-current Contract Term, the employment relationship between the Executive and the Employer will automatically cease, and neither party will have any duty to provide any notice to the other. However, prior to expiration of the Contract Term, both parties may agree to extend the employment relationship on such terms and conditions as the parties may subsequently and expressly agree. Both parties agree that any subsequent agreement or renewal of this Agreement will be memorialized in a written instrument properly executed by the Executive and the Employer.

2.2 Effect of Resignation/Termination During Contract Term.

In the event that the Executive resigns his employment before expiration of the then-current contract Term of this Agreement for "Good Reason" (as that term is defined below) or in the event that the Executive's employment is terminated by the Employer before the end of the then-current contract Term without "Cause" (as that term is defined below), then the Employer will pay to the Executive a sum equal to the lesser of (i) 50% of his then-current base annual salary, or (ii) the remaining base annual salary that he would have earned had he continued to be employed through the end the then-current contract Term. Such sum will be paid to the Executive in equal installments over the course of the ensuing twelve month period pursuant to the Employer's normal payroll cycle.

In the event that the Executive resigns his employment before expiration of the then-current contract Term of this Agreement without "Good Reason" (as that term is defined below) or in the event that Executive's employment is terminated by the Employer before the end of the then-current contract Term with "Cause" (as that term is defined below), then the Employer will pay the Executive only his base salary earned through his last day of active employment.

For purposes of this Agreement, "Good Reason" shall mean only the following:

(a) A unilateral and material reduction in the Executive's salary; or

(b) A unilateral, material and adverse change in the Executive's reporting responsibilities; or

(c) A unilateral and material reduction in the Executive's authority.

For purposes of this Agreement, "Cause" shall mean only the following:

(a) A conviction in a court of law of any felony; or

(b) Commission of any act of dishonesty involving the Employer; or

(c) Any act or conduct having a material adverse affect on Employer, its Executives, shareholders, customers and/or business; or

(d) Unauthorized use or disclosure of any of the Employer's confidential or proprietary information; or

(e) Scandalous or immoral behavior; or

(f) Failure or refusal to adequately perform the duties of his position as the Board of Directors of the Employer may from time to time reasonably direct; or

(g) A material breach of duty under this Agreement.

2.3 Limitations.

Notwithstanding anything in this Agreement to the contrary, the Employer's obligation under this section 2 to make any payments to the Executive will immediately cease at the point when the Executive accepts any offer of a position or positions (whether as an executive, employee, shareholder, partner, independent contractor, consultant or otherwise) that will pay his total annual income of at least $125,000. (For purposes of this provision, Executive's "total annual income" will include the value of his base salary, bonuses, incentives, benefits, commissions and all other compensation and remuneration.) The Executive hereby agrees that he will notify the Employer, in writing, within seven calendar days of accepting any offer of an alternative position.

2.4 Total Disability.

If the Executive should become "Totally Disabled" (as that term is defined below) prior to the expiration of the then-current contract Term, and if the Executive is still employed with the Employer at the time of his total disability, then the Employer will pay to the Executive a sum equal to the lesser of (i) 50% of his then-current base annual salary, or (ii) the remaining base annual salary that he would have earned had he continued to be employed through the end the then-current contract Term. Such sum will be paid to the Executive in equal installments over the course of the ensuing twelve month period pursuant to the Employer's normal payroll cycle. Employer's obligation to make any payments under this paragraph 2.4 shall be limited to the extent that such payments, when combined with any disability or similar benefits or payments received by Executive from any source, equal Executive's annual base salary at the time of his total disability.

For purposes of this Agreement, the Executive is considered to be "Totally Disabled" if, in the reasonable, medically-supported opinion of the Employer, he (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan which covers the Executives of the Employer.

2.5 Termination for Death or Retirement.

If Executive's employment is terminated by reason of Executive's retirement or death then Executive, or Executive's personal representative, as the case may be, shall be entitled to receive (a) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the end of the calendar month in which such termination occurs, (b) compensation for accrued but unused vacation time, and (c) any other benefits to which the Executive is entitled by law or the specific terms of Employer's policies in effect at the time of his termination of employment. Employer shall pay the amounts due under this Section 2.5 to Executive or Executive's personal representative within thirty (30) days of Executive's retirement or death, as the case may be. The term "retirement" for purposes of this Agreement shall mean the point in time after the Executive reaches 62 years of age or older and at which Executive gives notice to Employer that he is retiring.

2.6 Termination by Executive Due to Change in Control.

(a) Following a Change in Control (as hereinafter defined), Executive may, by giving notice to Employer, immediately terminate his employment under this Agreement upon the occurrence of any of the following:

(i) any material reduction in Executive's base or incentive compensation, or employee benefits described in Section 1.3, 1.4, 1.5, 1.6 and 1.7 and provided to Executive immediately preceding a Change in Control (other than changes in benefits required by law and applicable to all employees generally), or any assignment to any position, responsibilities or duties that are materially less significant than his position, duties and responsibilities as of the time immediately preceding a Change in Control;

(ii) a transfer of Executive by Employer requiring Executive to have his principal location of work more than thirty-five (35) miles from the shorter of the Executive's principal location of work immediately prior to the Change in Control or his personal residence; or

(iii) a requirement by Employer that Executive travel materially more than that amount of time which has historically been required by Employer.

If Executive terminates this Agreement pursuant to this Section 2.6, then Employer will pay to the Executive a sum equal 200% of his then-current base annual salary. Such sum will be paid to the Executive in equal installments over the course of the ensuing twelve month period pursuant to the Employer's normal payroll cycle.

(b) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if: A change in the ownership of the Bank or Denmark Bancshares, Inc. ("DBI") whereby a person or group (a "Person")(within the meaning of Code section 409A) acquires, directly or indirectly, ownership of a number of shares of capital stock of the Bank or DBI which, together with capital stock already held by such Person, constitutes more than fifty percent (50%) of the total fair market value or of the combined voting power of the Bank's or DBI's outstanding capital stock.

However, notwithstanding the foregoing provisions, the following events or occurrences shall not constitute a "Change in Control" hereunder:

(i) The merger, consolidation or other combination of DBI or Employer with, or sale of DBI or Employer to, or assumption of Denmark Bancshares, Inc. by any company controlled by, controlling or under control with the company if the entity with which DBI or Employer is combined assumes this Agreement, in which event such successor shall be deemed to be the "Employer" hereunder.

2.7 Termination or Suspension as Required by Law.

(a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice serviced under section 8(e)(3) or (g)(l) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1) the Employer's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Executive all or part of the severance benefit withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under section 8 (e)(4) or (g)(1) of the FDIA (12 U.S.C. 1818 (e)(4) or (g)(I), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employer shall not be affected.

(c) If the Employer is in default (as defined in section 3(x)(I) of the FDIA, all obligations under this Agreement shall terminate as of the date of default, but this Section 2.7 shall not affect any vested rights of the Executive or the Employer.

(d) All obligations under this Agreement shall be terminated except to the extent determined that continuation of the contract is necessary for the continued operation of the Employer.

(i) By the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation or any other federal banking agency enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in 13(c) of the FDIA; or

(ii) By the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Director to be in an unsafe or unsound condition.

Any rights of the Executive which have vested, including those which vest pursuant to this Agreement, shall not be affected by such action.

2.8 Successors and Binding Agreements.

(a) This Agreement shall be binding upon and inure to the benefit of Employer and any Successor of or to Employer, but shall not otherwise be assignable or delegatable by Employer. "Successor" shall mean any successor in interest, including, without limitation, any entity, individual or group of persons acquiring directly or indirectly all or substantially all of the business or assets of Employer whether by sale, merger, consolidation, reorganization or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatee.

(c) Employer shall require any Successor to agree (in such form as is reasonably requested by Executive) to perform this Agreement to the same extent as the original parties would be required if no succession had occurred.

(d) This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 2.8.

2.9 Limitations on Termination Compensation.

(a) In the event that the severance benefits payable to the Executive under Sections 2.5, or 2.6 ("Severance Benefits"), or any other payments or benefits received or to be received by the Executive from the Employer (whether payable pursuant to the terms of this Agreement or any other plan, agreement or arrangement with the Employer) or any corporation ("Affiliate") affiliated with the Employer within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), in the opinion of tax counsel selected by the Employer's independent auditors and acceptable to the Executive, constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and the present value of such "parachute payments" equals or exceeds three (3) times the average of the annual compensation payable to the Executive by the Employer (or an Affiliate) and includible in the Executive's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control of the Employer occurred ("Base Amount"), such Severance Benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the Executive from the Employer (or an Affiliate) that are deemed "parachute payments") is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The Severance Benefits shall not be reduced if (A) the Executive shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this Section 2.9, or (B) in the opinion of tax counsel, the Severance Benefits (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by the Employer. The Base Amount shall include every type and form of compensation includible in the Executive's gross income in respect of his employment by the Employer (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G(b) of the Code. For purposes of this Section 2.9, a "change in ownership or control" shall have the meaning set forth in Section 280G(b) of the Code and any temporary or final regulations promulgated there under.

The present value of any non-cash benefit or any deferred cash payment shall be determined by the Employer's independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code.

(b) The Executive shall have the right to request that the Employer obtain a ruling from the Internal Revenue Service ("Service") as to whether any or all payments or benefits determined by such tax counsel are, in the view of the Service, "parachute payments" under

Section 280G. If a ruling is sought pursuant to the Executive's request, no Severance Benefits payable under this Agreement shall be made to the Executive until after fifteen (15) days from the date of such ruling. For purposes of this Section 2.9(b), the Executive and the Employer agree to be bound by the Service's ruling as to whether payments constitute "parachute payments" under Section 280G. If the Service declines, for any reason, to provide the ruling requested, the tax counsel's opinion provided in Subsection 2.9(a) with respect to what payments or benefits constitute "parachute payments" shall control, and the period during which the Severance Benefits may be deferred shall be extended to a date fifteen (15) days from the date of the Service's notice indicating that no ruling would be forthcoming.

(c) In the event that Section 280G, or any successor statute, is repealed, this Section 2.9 shall cease to be effective on the effective date of such repeal. The parties to this Agreement recognize that final regulations under Section 280G of the Code may affect the amounts that may be paid under this Agreement and agree that, upon issuance of such final regulations, this Agreement may be modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modifications shall not be unreasonably withheld.

(d) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (12 USC 1828(k)) and any regulations promulgated there under.

2.10 Withholding of Employment-Related Taxes.

The Employer shall deduct from the payments to be made under the terms of this Agreement any federal, state or local withholding or other taxes or charges which the Employer is from time to time required to deduct under applicable law. In addition, the Executive acknowledges, agrees and authorizes the Employer to withhold a proper sum from the payments hereunder for his premium contribution for the Employer-provided health and/or dental insurance benefit plans in which he elects to participate. All amounts payable to Executive under this Agreement are stated herein before any such deductions (including, but not limited to, all FICA and Medicare taxes, state and federal income taxes, etc.)

ARTICLE III

CONFIDENTIALITY AND NON-SOLICITATION

3.1 Confidentiality.

(a) During the period of Executive's employment with Employer and for two (2) years following the termination of Executive's employment, regardless of the reason for termination, Executive shall not, at any time, directly or indirectly, use any Confidential Information (as defined below) except as required to perform his duties for Employer, or disclose to any individual, corporation, partnership or any other entity any Confidential Information or trade secrets of Employer.

(b) "Confidential Information" means oral or written information disclosed to Executive or known to Executive as a consequence of, or through the performance of, his duties to the Employer (including information conceived, originated, discovered or developed by him), which derives value from not being generally known to the public. Such information may therefore include information regarding Employer's business affairs, lending programs, various financial services and products, computer programs, research, customer lists, customer development, planning, purchasing, finance, marketing, customer relations, personnel information including employee compensation and confidential or similar proprietary information. Confidential information shall be defined to exclude information which is or becomes public knowledge through no fault of Executive, which was known to Executive before the start of his earliest relationship with the Employer, or which was learned by Executive through means completely independent of his employment with Employer.

(c) Executive shall not acquire any rights to any Confidential Information as a result of his performance of his duties to the Employer.

(d) The restrictions in this Section 3.1 are in addition to and not in lieu of any other obligations Executive may have relating to the Employer's Confidential Information, including any obligations under Wis. Stat. 134.90 or similar laws governing trade secrets which may extend beyond the two (2) year period of restriction on use or disclosure of Confidential Information.

3.2 Non-Solicitation of Customers.

Executive agrees that for two (2) years following the termination of Executive's employment, regardless of the reason for such termination, Executive shall not directly or indirectly solicit or assist with the solicitation of any customer of the Employer to terminate or diminish such customer's business with the Employer. For purposes of this provision, a "customer" shall mean an entity or individual (1) to whom Executive provided services on behalf of the Employer within the eighteen (18) months prior to Executive's termination, or (2) about whom Executive obtained material and Confidential Information from or through Employer within the eighteen (18) months prior to Executive's termination.

3.3 Non-Solicitation of Employees.

Executive agrees that for two (2) years following the termination of Executive's employment, regardless of the reason for such termination, Executive shall not directly or indirectly solicit, cause or seek to cause any employee of the Employer to terminate, curtail or otherwise modify his or her employment relationship with the employer. This provision is not intended and shall not be construed to foreclose or burden the employment of any such employee who pursues or accepts such employment without any direct or indirect solicitation prohibited by this provision.

3.4 Reasonableness and Remedies.

Executive acknowledges and agrees that the restrictions set forth in Article III are founded on valuable consideration and are fair and reasonable and that such restrictions are necessary to protect the legitimate interests of the Employer. In addition to other remedies provided by law or equity, upon a breach by Executive of any of the covenants contained herein, the Employer shall be entitled to have a court of competent jurisdiction enter an injunction against Executive prohibiting any further breach of the covenants contained herein.

ARTICLE IV

GENERAL PROVISIONS

4.1 Entire Agreement.

This Agreement supersedes any other agreements, oral or written, between the parties with respect to the employment of Executive by Employer and contains all of the agreements and understandings between the parties with respect to such employment, provided however, that this Agreement shall not supersede or affect the terms of any employee benefit arrangement in existence on the date of this Agreement and in which the Executive is participating on that date, including, but not limited to all pension, retirement, deferred compensation, 401(k), excess benefit or other similar plans. Any waiver or modification of any term of this Agreement shall be effective only if it is signed in writing by both parties.

4.2 Notices.

Any notice to be given hereunder by either party to the other may be made in writing by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing below, but each party may change his or its address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt. Mailed notices shall be deemed communicated five (5) days after the date of mailing.

If to Employer, addressed to:

Denmark State Bank

Attention: Chief Executive Officer

103 Main Street, P. O. Box 130

Denmark, WI 54208-0130

Fax No: (920) 863-8622

with a copy to:

Attorney Ross Townsend

Liebmann, Conway, Olejniczak and Jerry, S.C.

231 S. Adams Street

Green Bay, WI 54307-3200

If to Executive, addressed to:

Dennis Heim

P.O. Box 211

Denmark, WI 54208

4.3 Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin and, to the extent applicable, of the United States. Should any dispute arise over the meaning or enforcement of this Agreement, then the parties will attempt to resolve that dispute through informal discussion and negotiation. Should such efforts fail or should litigation ensue, the parties agree that any suit or claim filed by either party against the other will be filed exclusively in Brown County Circuit Court, Green Bay, Wisconsin, or the U.S. District Court, Eastern District of Wisconsin, Green Bay Division.

4.4 Incapacity.

If Employer shall reasonably and in good faith find that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person reasonably and in good faith deemed by Employer to have incurred expense for such person otherwise entitled to payment in such manner and proportions as Employer may determine in its sole discretion. Any such payment shall be a complete discharge of the liabilities of Employer to make such payment to Executive.

4.5 Waivers.

The waiver by any party of any breach, default, misrepresentation or breach of warranty or covenant in this Agreement, whether intentional or not, shall be in writing and shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation or breach of warranty or covenant herein and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

4.6 Severability.

The provisions in this Agreement are severable and in case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.

4.7 Remedies Cumulative.

Remedies under this Agreement of any party hereto are in addition to any remedy or remedies to which such party is entitled or may become entitled at law or in equity.

4.8 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

4.9 Headings.

The headings in this Agreement are for convenience of reference only, and under no circumstances should they be construed as being a substantive part of this Agreement, nor limit or otherwise affect the meaning thereof.

4.10 Additional Documents.

Each of the parties hereto, without further consideration, agrees to execute and deliver such additional documents and to take such other actions reasonably necessary to effectively consummate the purposes of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement this 9th day of May, 2012.

DENMARK STATE BANK

By:

Kenneth A. Larsen, Sr.

Chairman of the Board

EXECUTIVE

Dennis J. Heim

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